Exhibit 99.1

News Release

PartnerRe Ltd. Takes Further Action Related to Exposures Impacted by the
Tohoku Earthquake in Japan

PEMBROKE, Bermuda, December 14, 2011 -- PartnerRe Ltd. (NYSE, Euronext: PRE) today announced that the Company expects to record a charge of approximately $88 million to reserve the full limit of its Tohoku Earthquake exposure related to its largest Japanese cedant. The decision to reserve the full limit of its exposure to this particular cedant follows a recently completed intensive on-the-ground audit by the Company of the cedant’s exposures and claims processes.

This charge is expected to be reflected in the Company’s fourth quarter 2011 results, and will impact its Catastrophe sub-segment, is pre-tax, net of retrocession and reinstatement premiums.

Separately, the Company said it is in the process of assessing its losses related to the flooding in Thailand, which occurred during the fourth quarter of 2011. Given its total exposures and market share in Thailand, the Company continues to expect that its losses related to this event will be in the range of 0.5% – 1.0% of the total insured industry loss.
_______________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended December 31, 2010, total revenues were $5.9 billion. At September 30, 2011, total assets were $23.6 billion, total capital was $7.6 billion and total shareholders’ equity was $6.8 billion.

PartnerRe Ltd. 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080

News Release

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co.
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Celia Powell

PartnerRe Ltd. 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080